CERTIFICATE  OF  AMENDMENT

                                 OF

                    ARTICLES  OF  INCORPORATION

                                OF

                     SIERRA  GOLD  CORPORATION


     The  undersigned  being  the  Secretary  of  Sierra  Gold
Corporation, a Nevada Corporation, hereby certify that by majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on the 26 August 1993, it was agreed by unanimous vote that this CERTIFICATE AMENDING ARTICLES
OF  INCORPORATION  be  filed.

     The undersigned further certify that ARTICLES FOURTH of the original Articles of Incorporation filed on the 25 day of August 1993 herein is amended to read as follows:

     RESOLVED that Article Fourth is hereby amended to read as follows:

     The total number of authorized capital stock is increased to Twenty Five million (25,000,000) shares at $000.1 par value per share shall be authorized. Said shares at $.0001 par value may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors.

     RESOLVED that the Corporation declare a 500 to 1 forward stock split to be effective September 10, 1993.

     The undersigned hereby certify that they have on the 26 August 1993 executed this Certificate Amending that original
Articles of Incorporation heretofore filed with the Secretary of State of Nevada.


/s/ Barry Somervail
Barry  Somervail,  President